Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction of Organization
Fluent, LLC	Delaware
American Prize Center LLC	Delaware
Deliver Technology LLC	Delaware
EASE Wins, LLC	Delaware
Find Dream Jobs, LLC	Delaware
Fluent Media Labs, LLC	Delaware
Main Source Media, LLC	Delaware
Reward Zone USA LLC	Delaware
RewardsFlow LLC	Delaware
Samples & Savings, LLC	Delaware
Search Works Media, LLC	Delaware
Sea of Savings, LLC	Delaware
Big Push Media, LLC	Delaware
HVGUS, LLC	Delaware
InboxPal, LLC	Delaware
Q Interactive, LLC *	Delaware
ClickGen, LLC	Delaware
NetCreations, LLC	Nevada
BXY Ventures, LLC	Nevada
IDI Holdings, LLC	Delaware
Interactive Data, LLC	Georgia
Cogint Technologies, LLC	Delaware
IDI Verified, LLC	Delaware

* Q Interactive, LLC and its subsidiaries became subsidiaries of Fluent, LLC, effective January 1, 2017.